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                                                                       EXHIBIT 2


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                      [LOGO] North American PALLADIUM Ltd.

130 Adelaide St. West                              NEWS RELEASE
Suite 2116
Toronto, ON
M5H 3P5


Website: www.napalladium.com                       October 7, 2003

FOR IMMEDIATE RELEASE                              Trading Symbol: TSX - PDL
---------------------                                             AMEX - PAL

                NORTH AMERICAN PALLADIUM LTD. ANNOUNCES OPERATING
                       PERFORMANCE FOR THIRD QUARTER 2003

During the third quarter of 2003, the mill processed 1,307,822 tonnes of ore or an average of 14,215 tonnes per day with a palladium head grade of 2.47 grams per tonne, producing 76,729 ounces of palladium at a recovery rate of 74.0%. Other metal production during the third quarter of 2003 included 5,887 ounces of platinum, 6,200 ounces of gold, 1,877,355 pounds of copper and 976,533 pounds of nickel. This compares to the second quarter of 2003 when the mill processed 1,154,965 tonnes of ore or 12,692 tonnes per day with a palladium grade of 2.08 grams per tonne, producing 59,069 ounces of palladium at a recovery rate of 76.6%.

From the time of the crusher failure in third quarter 2002, the Company continued operating with the use of contract crushing, albeit at reduced levels of palladium production and at considerably higher operating costs. The significant improvement in mill throughput and palladium production in the third quarter of 2003 is directly related to the commissioning of a new primary crusher on June 19th and the resumption of normal operations; however, palladium recoveries were lower primarily due to disruptions and throughput variability experienced in the mill process circuits resulting from power outages caused by numerous severe electrical storms.

The following table outlines the operating history since the second quarter of 2002:

--------------------------- --------------------------   --------------------------
                                       2002                         2003
                            --------------------------   --------------------------
                               Q2       Q3       Q4         Q1       Q2       Q3
--------------------------- -------- -------- --------   -------- -------- --------
Mill Throughput (Tonnes      13,959   13,161   12,667     13,292   12,692   14,215
per day)
--------------------------- -------- -------- --------   -------- -------- --------
Palladium Recovery (%)        76.0%    71.9%    74.0%      76.9%    76.6%    74.0%
--------------------------- -------- -------- --------   -------- -------- --------
Palladium Production         62,168   51,168   52,067     58,791   59,069   76,729
(ounces)
--------------------------- -------- -------- --------   -------- -------- --------


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News Release, October 7, 2003        Page 1        North American Palladium Ltd.

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NORTH AMERICAN PALLADIUM'S LAC DES ILES MINE is Canada's only primary producer of platinum group metals and is one of the largest open pit bulk mineable palladium reserves in the world. PALLADIUM use in the auto industry continues to be an important component in controlling exhaust emissions as mandated by more stringent hydrocarbon emissions standards for cars, particularly in the United States, Europe and Japan. In addition, palladium is consumed in the dental, electronics, jewellery and chemical sectors.

For further information contact:

Andre J. Douchane - President & CEO
Tel: (416) 360-2656  Fax: (416) 360-7709

or

George D. Faught - Vice President Finance & CFO
Tel: (416) 360-2650  Fax: (416) 360-7709



Forward-Looking Statements - Certain statements included in this news release are forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. Such forward-looking statements involve inherent risks and uncertainties and other factors that may cause the actual results or performance to differ materially from those currently anticipated in such statements. Important factors that could cause actual results to differ materially from those currently anticipated are described in the Company's most recent Annual Report under "Management's Discussion and Analysis of Financial Results" and Annual Information Form under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canada provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise.


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News Release, October 7, 2003        Page 2        North American Palladium Ltd.